AMENDED AND RESTATED
DEMAND LINE OF CREDIT AGREEMENT
by and between
CITIZENS BANK, N.A.
and
ARTESIAN RESOURCES CORPORATION
ARTESIAN WATER COMPANY, INC.
ARTESIAN WATER PENNSYLVANIA, INC.
ARTESIAN WATER MARYLAND, INC.
ARTESIAN WASTEWATER MANAGEMENT, INC.
ARTESIAN WASTEWATER MARYLAND, INC.
ARTESIAN UTILITY DEVELOPMENT, INC.
ARTESIAN DEVELOPMENT CORPORATION
TIDEWATER ENVIRONMENTAL SERVICES, INC.

May 20, 2022

AMENDED AND RESTATED
DEMAND LINE OF CREDIT AGREEMENT
THIS AMENDED AND RESTATED DEMAND LINE OF CREDIT AGREEMENT (the “Agreement”) is made as of the 20th day of May, 2022, by and between ARTESIAN RESOURCES CORPORATION, a Delaware corporation, ARTESIAN WATER COMPANY, INC., a Delaware corporation, ARTESIAN WATER PENNSYLVANIA, INC., a Pennsylvania corporation, ARTESIAN WATER MARYLAND, INC., a Delaware corporation, ARTESIAN WASTEWATER MANAGEMENT, INC., a Delaware corporation, ARTESIAN WASTEWATER MARYLAND, INC., a Delaware corporation, ARTESIAN UTILITY DEVELOPMENT, INC., a Delaware corporation, ARTESIAN DEVELOPMENT CORPORATION, a Delaware corporation, TIDEWATER ENVIRONMENTAL SERVICES, INC., a Delaware corporation (jointly and severally, “Borrower”), and CITIZENS BANK, N.A. (“Bank”).  Borrower and Bank agree, under seal, as follows:
BACKGROUND
A. Borrower (excluding Tidewater Environmental Services, Inc.) and Bank are parties to a Demand Line of Agreement, dated as of January 19, 2010 (as amended, the “Existing Agreement”), pursuant to which the Bank has extended a $40,000,000 demand line of credit (“Line of Credit”) to the Borrower.
B. Borrower and Bank desire to amend and restate the Existing Agreement in its entirety as set forth in this Agreement.
C. The Bank is willing to agree to continue provide the Line of Credit, subject to the terms and conditions of this Agreement.
ARTICLE 1
DEFINITIONS

Section 1.1. Definitions.  When used in this Agreement, the following terms shall have the respective meanings set forth below.
1.1.1. “ABR Loan” means an Advance bearing interest based on the Alternate Base Rate.
1.1.2. “Advance” means a borrowing under the Line of Credit in accordance with Section 2.5.
1.1.3. “Affiliate” means as to any Person, each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
1.1.4. “Agreement” means this Amended and Restate Demand Line of Agreement and all exhibits and schedules hereto, as each may be amended from time to time.
1.1.5. “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Daily SOFR Rate on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than the Floor.  If Bank shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily SOFR Rate for any reason, including the inability or failure of Bank to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, respectively.
1.1.6. “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.
1.1.7. “Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.19(c).
1.1.8. “Applicable Margin” means eighty-five (85) Basis Points.
1.1.9. “Available Amount” means $40,000,000.
1.1.10. “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(d).
1.1.11. “Bank” means Citizens Bank, N.A. and its successors and assigns pursuant to Section 8.3.
1.1.12. “Bank Indebtedness” means all obligations and Indebtedness of Borrower to Bank, whether now or hereafter owing or existing, including, without limitation, all obligations under the Credit Documents, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Bank, including, without limitation, all obligations of Borrower to Bank under any guaranty or surety agreement and all obligations of Borrower to immediately pay to Bank the amount of any overdraft on any deposit account maintained with Bank, together with all interest and other sums payable in connection with any of the foregoing.
1.1.13. “Basis Point” means one-hundredth of one percent.
1.1.14. “Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(a).  Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
1.1.15. “Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Bank for the applicable Benchmark Replacement Date:
(a) Daily Simple SOFR; or
(b) the sum of (i) the alternate benchmark rate that has been selected by Bank giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement for the then-current Benchmark for Dollar-denominated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;
provided, that any such Benchmark Replacement shall be administratively feasible as determined by Bank in its sole discretion.  If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
1.1.16. “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method of calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Bank giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated credit facilities at such time.
1.1.17. “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
1.1.18. “Benchmark Unavailability Period”  means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13.
1.1.19. “Borrower” means, jointly and severally, ARTESIAN RESOURCES CORPORATION, a Delaware corporation, ARTESIAN WATER COMPANY, INC., a Delaware corporation, ARTESIAN WATER PENNSYLVANIA, INC., a Pennsylvania corporation, ARTESIAN WATER MARYLAND, INC., a Delaware corporation, ARTESIAN WASTEWATER MANAGEMENT, INC., a Delaware corporation, ARTESIAN WASTEWATER MARYLAND, INC., a Delaware corporation, ARTESIAN UTILITY DEVELOPMENT, INC., a Delaware corporation, ARTESIAN DEVELOPMENT CORPORATION, a Delaware corporation, and TIDEWATER ENVIRONMENTAL SERVICES, INC., a Delaware corporation.
1.1.20. “Borrowing Notice” means the certificate in the form attached hereto as Exhibit A to be delivered by Borrower to Bank as a condition of each Advance.
1.1.21. “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.
1.1.22. “Change in Law” means the occurrence, after the Agreement Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by Bank; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
1.1.23. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.
1.1.24. “Conforming Changes” means, with respect to either the use or administration of the Benchmark, or any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11, and other technical, administrative or operational matters) that Bank decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
1.1.25. “Credit Documents” means this Agreement, the Note and any other agreements, documents, instruments and writings now or hereafter existing, creating, evidencing, or relating to any of the liabilities of Borrower to the Bank together with all amendments, modifications, renewals or extensions thereof.
1.1.26. “Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) the sum of (i) SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion plus (ii) the Daily Simple SOFR Adjustment, and (b) the Floor.
1.1.27. “Daily Simple SOFR Adjustment” means 0.11448%.
1.1.28. “Daily SOFR Rate” means, for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).
1.1.29. "Default Rate" has the meaning set forth in Section 2.4.3.
1.1.30. “Dollars” or “$” means the lawful currency of the United States.
1.1.31. “Environmental Control Statutes” means any applicable federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.
1.1.32. “Existing Credit Agreement” has the meaning assigned to such term in the Background section of this Agreement.
1.1.33. “EPA” means the United States Environmental Protection Agency, or any successor thereto.
1.1.34. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute of similar import, and all rules and regulations with respect thereto in effect from time to time.
1.1.35. “ERISA Affiliate” means any Person that is a member of any group or organization within the meaning of Code sections 414(b), (c), (m) or (o) of which Borrower is a member.
1.1.36. “Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank:  Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Bank being organized under the laws of the jurisdiction imposing such Tax (or any political subdivision thereof).
1.1.37. “Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by Bank from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
1.1.38. “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
1.1.39. “Floor” means 0.00% per annum.
1.1.40. “GAAP” means generally accepted accounting principles as in effect in the United States of America set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Bank may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.
1.1.41. “Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
1.1.42. “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
1.1.43. “Hazardous Substance” means petroleum products and items defined in the Environmental Control Statutes as “hazardous substances”, “hazardous wastes”, “pollutants” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.
1.1.44. “Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower or its affiliates and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.
1.1.45. “Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower or its affiliates to the Bank under Hedging Contracts.
1.1.46.  “Indebtedness” means:
(a) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, excluding (i) contributions in aid of construction, (ii) advances in aid of construction and (iii) deferred taxes;
(b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and
(c) to the extent not included or specifically excluded in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.
1.1.47. “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
1.1.48. “Interest Payment Date”  means (a) with respect to any ABR Loan, the last Business Day of each calendar month and the Termination Date, and (b) with respect to any SOFR Loan, the last day of the Interest Period therefor.
1.1.49. “Interest Period” means, with respect to any Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.13(d) shall be available for specification in a Borrowing Notice.  For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
1.1.50. “Late Charge” has the meaning set forth in Section 2.4.3.
1.1.51. “Letter(s) of Credit” means the letter(s) of credit issued by Bank on account of Borrower, as account party in favor of a beneficiary.
1.1.52.  “Line of Credit” has the meaning set forth in the Background of this Agreement.
1.1.53. “Local Authorities” means individually and collectively the state and local governmental authorities and administrative agencies which govern the commercial or industrial facilities owned or operated by the Borrower.
1.1.54. “Loan” means the loan resulting from an Advance.
1.1.55. “Material Adverse Effect” means either singly or in the aggregate, the occurrence of any event, condition, circumstance or proceeding of any Borrower that materially and adversely affects the financial condition or operations of Artesian Resources Corporation.
1.1.56. “Note” shall mean the demand note, dated January 19, 2010, of the Borrower payable to the order of the Bank, as the same may be amended, renewed, replaced, or supplemented from time to time.
1.1.57. “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
1.1.58. “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
1.1.59. “Person” means an individual, corporation, trust, limited partnership, general partnership, limited liability company or unincorporated association and any government agency, department or political subdivision thereof.
1.1.60. “Plan” means any pension benefit or welfare benefit plan as defined in sections 3(1), (2) or (3) of ERISA maintained or sponsored by, contributed to, or covering employees of, Borrower or any ERISA Affiliate.
1.1.61. “Prime Rate” means the annual interest rate publicly announced by Bank from time to time as its prime rate.  The Prime Rate is determined from time to time by Bank as a means of pricing some loans to its borrowers.  The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by Bank to any particular class or category of customers.  If and when the Prime Rate changes, the rate of interest with respect to any amounts hereunder to which the Prime Rate applies will change automatically without notice to Borrower, effective on the date of any such change.
1.1.62. “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended from time to time, and any successor thereto.
1.1.63. “Release” means any spill, leak, emission, discharge, release or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.
1.1.64. “Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
1.1.65. “SOFR” means a rate equal to the secured overnight financing rate published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by SOFR Administrator from time to time).
1.1.66. “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
1.1.67. “SOFR Loan” means an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate” or the definition of “Daily SOFR Rate.”
1.1.68. “Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (which may include the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).
1.1.69. “Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.
1.1.70. “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
1.1.71. “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
1.1.72. “Term SOFR” means a rate per annum equal to the greater of (a) the sum of (i) Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period:  provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day plus (ii) the Term SOFR Adjustment, and (b) the Floor.
1.1.73. “Term SOFR Adjustment” means 0.10000%.
1.1.74. “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).
1.1.75. “Term SOFR Determination Day” has the meaning specified in the definition “Term SOFR.”
1.1.76. “Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by Bank from time to time).
1.1.77. “Termination Date” means the earlier of (i) May 21, 2023 or (ii) on DEMAND.
1.1.78. “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
Section 1.2. Rules of Construction, Interpretation.
1.2.1. GAAP.  Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
1.2.2. Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or that such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
1.2.3. Plural/Singular.  Except as otherwise provided herein, capitalized terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the singular may also be used in the plural and any such terms which are defined in the plural may also be used in the singular.
1.2.4. DEMAND.  BORROWER UNDERSTANDS AND ACKNOWLEDGES THAT THE LINE OF CREDIT IS A PAYMENT ON DEMAND LOAN FACILITY.  BORROWER UNDERSTANDS AND ACKNOWLEDGES THAT BANK MAY DEMAND PAYMENT HEREUNDER AT ANY TIME AND WITHOUT ANY REASON.  NOTHING CONTAINED IN THIS NOR ANY OTHER CREDIT DOCUMENT SHALL BE CONSTRUED TO PREVENT BANK FROM MAKING DEMAND FOR PAYMENT HEREUNDER AT ANY TIME THAT BANK, IN THE EXERCISE OF ITS SOLE DISCRETION, DEEMS NECESSARY OR DESIRABLE; AND IN THE EVENT OF ANY SUCH DEMAND, (i) BANK SHALL HAVE NO FURTHER OBLIGATION TO MAKE ADVANCES OR TO EXTEND CREDIT AND (ii) THE ENTIRE UNPAID PRINCIPAL BALANCE HEREUNDER AND ALL ACCRUED INTEREST AND ALL OTHER OBLIGATIONS HEREUNDER SHALL BECOME DUE AND PAYABLE IMMEDIATELY UPON THE MAKING OF SUCH DEMAND.
ARTICLE 2
CREDIT FACILITY
Section 2.1. The Facility.  From time to time prior to the Termination Date, subject to the provisions below, the Bank shall make Advances to Borrower, which Borrower shall pay and may reborrow, so long as the aggregate amount of Advances outstanding at any one time shall not exceed the Available Amount.
Section 2.2. Note.  The indebtedness of the Borrower to the Bank will be evidenced by the Note.  The original principal amount of the Note will be the Available Amount; provided, however, that notwithstanding the face amount of  the Note, Borrower’s liability under the Note shall be limited at all times to its actual indebtedness, principal, interest and fees, then outstanding hereunder.
Section 2.3. Use of Proceeds.  Funds advanced under the Line of Credit shall be used solely for (i) short-term working capital, (ii) investment in facilities or equipment, or (iii) Letters of Credit.
Section 2.4. Repayment, Prepayments and Interest.
2.4.1. The aggregate principal balance outstanding on the Termination Date under the Note shall be due and payable on the Termination Date.  Except as set forth in Section 2.13, all Advances shall be Term SOFR Loans.
2.4.2. Continuations.  All Term SOFR Loans shall mature and become payable in full on the last day of the Interest Period relating to such Term SOFR Loan.  Upon maturity, a Term SOFR Loan shall be continued for an additional Interest Period.
2.4.3. Interest Provisions.  Interest on the outstanding principal amount of each loan, when classified as a: (i) Term SOFR Loan, shall accrue during each Interest Period at a rate per annum equal to the sum of the Term SOFR for such Interest Period plus the Applicable Margin, and be due and payable on each Interest Payment Date and on the Termination Date and (ii) Alternate Base Rate Loan, shall accrue at a rate per annum equal to the sum of the Alternate Base Rate and be due and payable on each Interest Payment Date and on the Termination Date.
2.4.4. Voluntary Prepayment of Advances.  Advances may be prepaid upon the terms and conditions set forth herein.  For Advances in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.   The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any Advances, specifying the proposed date of payment of such Advances, and the principal amount to be paid.  Each partial prepayment of the principal amount of an Advance shall be in an integral multiple of $10,000 and accompanied by the payment of all charges outstanding on such Advance (including any amount due under Section 2.11) and of all accrued interest on the principal repaid to the date of payment.
2.4.5. Late Charge and Default Rate.  Notwithstanding the foregoing, if the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of the Note within ten (10) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to five percent (5.0%) of the amount of such payment (the “Late Charge”).  Such ten (10) day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default and during the continuance thereof, the Note shall bear interest at a rate that shall be three percentage points (3.0%) in excess of the interest rate in effect from time to time under the Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on the Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Credit Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.
2.4.6. Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.  Bank will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.5. Advances.
2.5.1. Except as set forth in the next sentence, Borrower shall give the Bank prior written notice not later than three o’clock (3:00) p.m. (Eastern Standard Time), on the date of an Advance.  Any such notice shall be in the form of the Borrowing Notice, shall be certified by the chief executive officer, chief financial officer, the president or the executive vice president of the Borrower, and shall set forth the aggregate amount of the requested Advance; provided, however, so long as Borrower uses the “sweep” product offered by the Bank, no Borrowing Notice shall be required for any Advance except the initial Advance.
2.5.2. Upon receiving a request for an Advance in accordance with subsection 2.5.1 above, the Bank shall promptly make the requested Advance available to Borrower (i) by crediting such amount to Borrower’s deposit account with the Bank on the day of the requested Advance, or (ii) otherwise in accordance with such instructions as have been provided by Borrower to the Bank with sufficient notice to permit the Bank, in accordance with standard Banking practices, to timely comply with such instructions.
2.5.3. Each request for an Advance pursuant to this Section 2.5 shall be irrevocable and binding on the Borrower.  With respect to any Advance, Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Article 5, including, without limitation, any loss (including loss of margin and anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund the Advance when such Advance, as a result of such failure, is not made on such date, as calculated by the Bank.
Section 2.6. Letter of Credit.  In addition to making Advances to the Borrower as provided in Section 2.5, the Bank may issue Letter(s) of Credit.  All amounts drawn or that could be drawn under the Letter of Credit shall be deemed to be an Advance under the Line of Credit and evidenced by the Note and the Available Amount shall be reduced by the aggregate amounts drawn and available to be drawn under the Letter(s) of Credit.  Any amounts disbursed by Bank pursuant to any Letter of Credit shall automatically be deemed an Advance to the Borrower and shall bear interest from the date of advance at the rate set forth in this Agreement.  The Letter(s) of Credit shall be governed by the terms of this Agreement and by one or more reimbursement or application agreements, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank.  Each Letter of Credit will be issued in the Bank’s sole discretion and in form acceptable to the Bank.  The Borrower shall pay to Bank all transactional and customary fees required by Bank in connection with the issuance of the Letter of Credit.  Bank shall have no obligation to issue Letter(s) of Credit which would result in the Bank’s obligation thereunder to exceed $500,000.
Section 2.7. Prepayment.  Borrower may prepay the outstanding principal balance under the Line of Credit at any time without premium or penalty, except for any amount due pursuant to Section 2.11.  Prepayments of all or any portion of the Line of Credit prior to the Termination Date shall not reduce the Line of Credit amount and may be reborrowed.
Section 2.8. Payments; Application.  All payments of principal, interest, fees and other amounts due hereunder, including any prepayments thereof, shall be made by Borrower to the Bank in immediately available funds before twelve o’clock (12:00) noon on any Business Day at the office of the Bank set forth in Section 8.9 or Bank’s office that is located at 919 N. Market Street, Wilmington, Delaware 19801, or to such other office or location as the Bank from time to time so notifies Borrower.  Borrower hereby authorizes the Bank to charge any account maintained by Borrower with the Bank from time to time for all payments of principal, interest, fees and costs when due hereunder.  Any and all payments on account of the Line of Credit will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Credit Documents, in such order as Bank, in its discretion, elects.  If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state, provincial or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.
Section 2.9. Inability to Determine Rates.  Subject to Section 2.13, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a) Bank determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR cannot be determined pursuant to the definition thereof; or
(b) Bank determines that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan  does not adequately and fairly reflect the cost to Bank of funding such Loan;
Bank will promptly so notify Borrower.

Upon notice thereof by Bank to Borrower, any obligation of Bank to make or maintain SOFR Loans shall be suspended until Bank revokes such notice.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of or continuation of SOFR Loans or, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11.  Subject to Section 2.13, if Bank determines (which determination shall be conclusive and binding absent manifest error) that the "Term SOFR" cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by Bank without reference to clause (c) of the definition of "Alternate Base Rate" until Bank revokes such determination.

Section 2.10. Increased Costs; Illegality.
(a) Increased Costs Generally.  If any Change in Law shall:
(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement), special deposit, liquidity, compulsory loan, insurance charge or similar requirement (including any emergency, special, supplemental or other marginal reserve requirement) against assets of, deposits with or for the account of, or credit extended by, Bank;
(ii) subject Bank to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Bank or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon request of Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.
(b) Capital Requirements.  If Bank determines that any Change in Law affecting Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the Commitments or the Loans or the Letters of Credit issued by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement.  A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay Bank, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Delay in Requests.  Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation.
(e) Illegality.  If Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by Bank to Borrower, (a) any obligation of Bank to make or maintain SOFR Loans, and any right of Borrower to continue SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by Bank without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from Bank, prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of Bank shall, if necessary to avoid such illegality, be determined by Bank without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such Loans to such day, or immediately, if Bank may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality, Bank shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until Bank determines that it is no longer illegal for Bank to determine or charge interest rates based upon SOFR or Term SOFR.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.
Section 2.11. Compensation for Losses.  In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.  A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.12. Taxes.
(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of Borrower or Bank) requires the deduction or withholding of any Tax from any such payment by any such party, then such party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by the Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.
(c) Indemnification by the Borrower.  Borrower shall jointly and severally  indemnify Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Bank.
(d) [Reserved]
(e) Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.12, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.
(f) Confidentiality.  Nothing contained in this Section shall require Bank or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.
Section 2.13. Benchmark Replacement Setting.
(a) Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the date notice of such Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b) Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(c) Notices; Standards for Decisions and Determinations.  Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  Bank will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13.
(d) Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then (i) Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e) Benchmark Unavailability Period.  Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans.  During a Benchmark Unavailability Period at any time that a tenor for the then current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
Section 3.1. Organization; Good Standing; Qualification.  Borrower is a corporation duly organized and validly existing under the laws of the State of its organization.  Borrower has full power and authority to execute, deliver and comply with the Credit Documents and to carry on its business as it is now being conducted.  Borrower is duly licensed or qualified as a corporation in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect.
Section 3.2. Licenses.  Borrower and its respective employees and agents have all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate its business and perform all services and business that they have agreed to perform in any state, municipality or other jurisdiction, and the same are valid, binding and enforceable without any adverse limitations thereon, except where the failure to have any or all such licenses, registrations, approvals or other authority would not have a Material Adverse Effect.
Section 3.3. Accuracy of Information; Full Disclosure.
3.3.1. All financial information furnished to Bank concerning the Borrower and other entities in accordance with the terms of the Agreement, have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and such other entities as of the dates and for the periods covered and there has been no material adverse change in the financial condition or business of Borrower or such other entities considered as a whole from the date of such statements to the date hereof; and
3.3.2. All financial statements and other documents furnished by Borrower to the Bank in connection with this Agreement do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.  Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of Borrower and its Affiliates considered as a whole, or Borrower’s ability to perform its obligations under this Agreement and the other Credit Documents.
Section 3.4. Pending Litigation or Proceedings.  There are no judgments outstanding or actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower or its Affiliates, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would have a Material Adverse Effect.
Section 3.5. Due Authorization; No Legal Restrictions.  Borrower has the power and authority under the laws of the state of its organization, and under its organizational documents, to enter into and perform this Agreement, the Note, the other Credit Documents and other agreements and documents required hereunder and to which it is a party.  The execution and delivery by Borrower of the Credit Documents to which it is a party, the consummation of the transactions contemplated by the Credit Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Credit Documents: (i) have been duly authorized by all requisite action of Borrower, (ii) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance or Borrower’s certificate of incorporation or bylaws, or any indenture, mortgage, loan or Agreement or instrument to which Borrower  is a party or by which it may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (iii) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument.
Section 3.6. Enforceability.  The Credit Documents have been duly executed by Borrower and delivered to Bank and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.
Section 3.7. Compliance with Laws, Agreements, Other Obligations, Orders or Governmental Regulations.  Borrower is not in default of its certificate of incorporation or bylaws.  Borrower has not been declared in default of the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued and Borrower is not in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected.
Section 3.8. Governmental Consents, No Violations of Laws or Agreements.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Borrower is required in connection with the execution, delivery or performance by Borrower of the Credit Documents or the consummation of the transactions contemplated thereby.
Section 3.9. Taxes.  Borrower has filed all tax returns which it is required to file, if any, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by it.  Such tax returns are complete and accurate in all respects.  Borrower has no knowledge of any proposed additional assessment or basis for any assessment of additional taxes.
Section 3.10. Current Compliance.  Borrower is currently in compliance with all of the terms and conditions of the Credit Documents.
Section 3.11. Leases and Contracts.  Borrower has complied with the provisions of all leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which it is a party and is not in default thereunder, except to the extent such noncompliance is not reasonably likely to have a Material Adverse Effect.  To Borrower’s knowledge, no other party is in default under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder, that is reasonably likely to have a Material Adverse Effect.
Section 3.12. Intellectual Property.  Borrower owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate its respective properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.
Section 3.13. Business Interruptions.  Within three (3) years prior to the date hereof, neither the business nor operations of Borrower or its Affiliates have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America or any state or local government, or any political subdivision or agency thereof, directed against Borrower.  There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by Borrower or its Affiliates.
Section 3.14. ERISA.  To Borrower’s knowledge, Borrower is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder:
3.14.1. Borrower does not maintain or contribute to nor has Borrower maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which Borrower or any ERISA Affiliate could have any withdrawal liability;
3.14.2. Borrower does not sponsor or maintain any Plan under which there is an accumulated funding deficiency within the meaning of section 412 of the Code, whether or not waived;
3.14.3. The aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by Borrower (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan;
3.14.4. The aggregate liability of Borrower arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect; and
3.14.5. Except as set forth on Schedule 3.14.5 hereto, there does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of Borrower under any plan, program or arrangement providing post-retirement life or health benefits.
To Borrower’s knowledge, the foregoing is true and correct with respect to any ERISA Affiliate.
Section 3.15. No Extension of Credit for Securities.  Borrower is not now, nor at any time has it been engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any “margin stock” or “margin securities” within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System; nor will the proceeds of the Line of Credit be used by Borrower directly or indirectly, for such purposes.
Section 3.16. Hazardous Wastes, Substances and Petroleum Products.
3.16.1. Borrower (i) has received all permits and filed all notifications required by the Environmental Control Statutes to carry on its respective business(es); and (ii) is in material compliance with all Environmental Control Statutes.
3.16.2. Borrower has given any written or oral notice required to the appropriate United States federal, state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by Borrower or used in connection with the conduct of its business and operations.
3.16.3. Borrower has not received notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.
Section 3.17. Foreign Assets Control Regulations.  Neither the borrowing by Borrower nor its use of the proceeds thereof will violate foreign assets, trade or similar control regulations.
Section 3.18. Investment Company Act.  Borrower is not directly or indirectly controlled by or acting on behalf of any person which is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.19. Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a) Each Borrower, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person.  Each Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.
(b) No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.  No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.
(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including  the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”).  Each Borrower and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 3.20. Accuracy of Representations and Warranties.  No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.  There is no fact which Borrower knows or should know and has not disclosed to Bank, which does or may materially and adversely affect Borrower or any of Borrower’s operations.
ARTICLE 4
[RESERVED]
ARTICLE 5
GENERAL COVENANTS
Borrower covenants and agrees that so long as the Line of Credit or any Indebtedness of Borrower to the Bank is outstanding, Borrower will perform and comply with the following covenants:
Section 5.1. Payment of Principal, Interest and Other Amounts Due.  Borrower will pay when due all Indebtedness owed to the Bank and all other amounts payable by it hereunder.
Section 5.2. Merger; Consolidation; Business Acquisitions; Affiliates.  Borrower shall (i) not merge into or consolidate with any Person or permit any Person to merge into it with a value in excess of $10,000,000 without the Bank’s prior written consent and (ii) provide Bank with prior written notice of all of all other mergers, consolidations and business acquisitions.
Section 5.3. Taxes; Claims for Labor and Materials.  Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that Borrower shall not be required to pay any such tax (other than real estate taxes which must be paid regardless of challenge), assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by it, and neither execution nor foreclosure sale or similar proceedings shall have been commenced in respect thereof (or such proceedings shall have been stayed pending the disposition of such contest of validity), and it shall have set aside on its books adequate reserves with respect thereto.
Section 5.4. Existence; Approvals; Qualification; Business Operations; Compliance with Laws; Notification.
5.4.1. Borrower (i) will obtain, preserve and keep in full force and effect (a) its separate existence and (b) all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs, the absence of which could result in a Material Adverse Effect; (ii) will qualify and remain qualified as a foreign corporation in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; (iii) will continue to engage in its present business substantially as presently conducted; and (iv) will comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.
5.4.2. With respect to any Environmental Control Statute, Borrower will immediately notify Bank when, in connection with the conduct of the Borrower’s business or operations, any Person (including, without limitation, any United States federal, state or local agency) provides oral or written notification to Borrower, or Borrower otherwise becomes aware, of a condition with regard to an actual or imminently threatened Release of Hazardous Substances which could reasonably be expected to have a Material Adverse Effect; and notify Bank in detail immediately upon the receipt by Borrower or any Affiliate of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a failure to perform, breach, violation or default.
Section 5.5. Maintenance of Properties, Intellectual Property.
5.5.1. Borrower will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.
5.5.2. With respect to any and all trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing which are material to Borrower’s business, Borrower shall maintain and protect the same and shall take and assert any and all remedies available to Borrower to prevent any other Person from infringing upon or claiming any interest in any such trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.
Section 5.6. Insurance.
5.6.1. Borrower will carry adequate insurance issued by a financially capable insurer against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated, and in addition, will carry business interruption insurance in such amounts as may be reasonable.
5.6.2. In the event of any loss that has a Material Adverse Effect in excess of $1,000,000, Borrower will give Bank prompt notice thereof.
Section 5.7. Inspections; Examinations.
5.7.1. Borrower authorizes all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise.
5.7.2. The officers of Bank, or such Persons as any of them may designate, may visit and inspect any of the properties of Borrower, examine (either by Bank’s employees or by independent accountants) any assets of Borrower, including the books of account of Borrower, and discuss the affairs, finances and accounts of Borrower with their officers at such times as Bank may reasonably request.
Section 5.8. Default Under Other Indebtedness.  Borrower will not permit any of its Indebtedness to be in default. If any Indebtedness of Borrower is declared or becomes due and payable before its expressed maturity by reason of default, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the expiration of any cure period, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower will immediately give Bank written notice of such declaration, acceleration or right of declaration.
Section 5.9. Pension Plans.  Borrower shall (i) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (ii) make contributions to all of Borrower’s Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material “accumulated funding deficiency” as such term is defined in ERISA; and (iv) notify Bank immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan, including those administered by an ERISA Affiliate, and deliver to Bank, promptly after the filing or receipt thereof, copies of all reports or notices which Borrower files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the United States Department of Labor.
Section 5.10. Change in Control, etc. Borrower shall not permit a change-in-control of its ownership interests or make any amendment to its organizational documents that would have a Material Adverse Effect without the prior written consent of Bank; provided, however, that Bank shall not unreasonably withhold its consent.
Section 5.11. Transactions with Affiliates.  Borrower shall not enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other or except as disclosed to Bank prior thereto and accepted by Bank, except for tax sharing and other management agreements that are customary within holding companies and as required by the Delaware Public Service Commission.  Borrower will not make any loans or extensions of credit to any of its Affiliates (except in the ordinary course of business), shareholders or officers.
Section 5.12. Name or Address Change. Borrower shall not change its name or address except upon thirty (30) days prior written notice to Bank.
Section 5.13. Notices.  Borrower will promptly notify Bank of (i) any action or proceeding brought against Borrower that would have a Material Adverse Effect, (ii) any fact, condition or event which, with the giving of notice or the passage of time or both, could cause a Material Adverse Effect, (iii) the failure of Borrower to observe any of its undertakings under the Credit Documents, or (iv) any material adverse change in the assets, business, operations or financial condition of Borrower.
Section 5.14. Additional Documents and Future Actions.  Borrower will, at its sole reasonable cost, take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as the Bank may in its reasonable discretion deem necessary or advisable to carry out the terms of the Credit Documents.
Section 5.15. Restrictions on Use of Proceeds.  Borrower will not carry or purchase with the proceeds of the Line of Credit any “margin stock” or “margin security” within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.
Section 5.16. Fiscal Year.  Borrower shall not change its fiscal year without providing notice of such change to Bank.
Section 5.17. Accounts.  Borrower shall maintain its primary operating account with Bank.
ARTICLE 6
ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS
Section 6.1. Financial Statements.  Borrower will submit to Bank the following information in form and content acceptable to Bank, to the extent such information is not publicly available:
6.1.1. Within 120 days of each fiscal year end of the Borrower, annual consolidated financial statements of Artesian Resources Corporation, audited by an independent certified public accountant acceptable to Bank.
6.1.2. Within 120 days of each fiscal year end of the Borrower, annual, management-prepared consolidating financial statements of Artesian Resources Corporation.
6.1.3. Within 120 days of each fiscal year end of Artesian Resources Corporation, the Form 10K of Artesian Resources Corporation filed with the Securities and Exchange Commission.
6.1.4. Within 60 days after the end of each fiscal quarter of the Borrower, the Form 10Q of Artesian Resources Corporation  filed with the Securities and Exchange Commission.
6.1.5. Such other information requested by Bank that is necessary for Bank to clarify any information provided to Bank pursuant to Sections 6.1.1 through 6.1.4 above.
ARTICLE 7
REMEDIES
Section 7.1. Remedies Generally. Upon DEMAND and at any time thereafter that any Indebtedness owed by Borrower to Bank remains outstanding, the Bank may declare the entire unpaid balance, principal, interest and fees, of all Indebtedness of Borrower to the Bank, hereunder or otherwise, to be immediately due and payable.  Upon DEMAND, the Line of Credit shall immediately and automatically terminate and the Bank shall have no further obligation to make any Advances.  In addition, the Bank may increase the interest rate on the Line of Credit to the Default Rate, without notice; and the Bank may enter any premises occupied by Borrower; and/or in addition to any rights granted hereunder or in any documents delivered in connection herewith, the Bank shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.
Section 7.2. Set-Off.  Without limiting the rights of Bank under applicable law, Bank has and may exercise a right of set‑off, a lien against and a security interest in all property of Borrower or its Affiliate now or at any time in Bank’s or any Affiliate of Bank’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Bank or any Affiliate of Bank, as security for all Bank Indebtedness. At any time and from time to time following DEMAND by Bank, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of Borrower against any or all of the Bank Indebtedness and the Borrower’s obligations under the Credit Documents.
ARTICLE 8
MISCELLANEOUS
Section 8.1. Indemnification and Release Provisions; Costs and Expenses.
8.1.1. Except to the extent of the gross negligence or willful misconduct on the part of the specific party indemnified hereunder, Borrower hereby indemnifies and agrees to protect, defend and hold harmless Bank and its directors, officers, officials, agents, employees and counsel and their respective heirs, administrators, executors, successors and assigns, from and against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest, judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the Line of Credit or any other Credit Document, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under the application of any Environmental Control Statute to Borrower’s or any Affiliate’s properties or assets.  Borrower hereby releases Bank and its respective directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them arising out of or in connection with or by reason of this Agreement, except to the extent caused by the gross negligence or willful misconduct of any party to be released hereunder.  All obligations provided for in this Section 8.1 shall survive any termination of this Agreement or the Line of Credit and the repayment of the Line of Credit.
Section 8.2. Certain Fees, Costs, Expenses and Expenditures.  Borrower agrees to pay on demand all costs and expenses of Bank, including without limitation:
8.2.1. all reasonable costs and expenses to third parties in connection with the preparation, review, negotiation, execution and delivery of the Credit Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, attorney’s fees and expenses, and the cost of appraisals);
8.2.2. all losses, reasonable costs and expenses in connection with the enforcement, protection and preservation of the Bank’s rights or remedies under the Credit Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, reasonable attorneys’ fees and reasonable expenses of accountants and appraisers); and
In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or breaches any obligations under the Credit Documents, Bank in its discretion, upon ten (10) days prior notice to Borrower, may make expenditures for such purposes and the amount so expended (including attorney’s fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of the Bank Indebtedness.
With respect to any amount required to be paid by Borrower under this Section 8.2, in the event Borrower fails to pay such amount within five (5) days of demand, Borrower shall also pay to Bank interest thereon at the Default Rate.  Borrower’s obligations under this Section 8.2 shall survive termination of this Agreement.
Section 8.3. Participations and Assignments.  Borrower hereby acknowledges and agrees that the Bank may at any time:
8.3.1. at Bank’s sole cost and expense, grant participations in all or any portion of the Line of Credit or the Note or of its right, title and interest therein or in or to this Agreement to any other lending office or to any other bank, lending institution or other entity; and
8.3.2. assign all or any portion of its rights under the Line of Credit; and
8.3.3. pledge or assign its interest in the Line of Credit, the Note or any participation interest, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.
Section 8.4. Binding and Governing Law.  This Agreement and all documents executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed as to their validity, interpretation and effect by the laws of the State of Delaware.
Section 8.5. Survival.  All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Line of Credit hereunder and except for Section 10.1, which provides otherwise, will continue in full force and effect as long as any indebtedness or other obligation of Borrower to the Bank remains outstanding.
Section 8.6. No Waiver; Delay.  If the Bank shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver or the later occurrence or recurrence of any of said events.  No delay by the Bank in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of the Bank’s powers, rights or remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.7. Modification; Waiver.  Except as otherwise provided in this Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.  Whenever any consent, approval or waiver is requested hereunder, the determination to grant such request shall be in the Bank’s sole discretion (unless otherwise indicated).
Section 8.8. Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
Section 8.9. Notices.  Any notice, request, consent or other communication made, given or required hereunder or in connection herewith shall be deemed satisfactorily given if in writing (including facsimile transmissions) and delivered by hand, mail (registered or certified mail) or overnight courier to the parties at their respective addresses or facsimile number set forth below or such other addresses or facsimile numbers as may be given by any party to the others in writing:
To Borrower:
Artesian Resources Corporation
Artesian Water Company, Inc.
Artesian Water Pennsylvania, Inc.
Artesian Water Maryland, Inc.
Artesian Wastewater Management, Inc.
Artesian Wastewater Maryland, Inc.
Artesian Utility Development, Inc.
Artesian Development Corporation
Tidewater Environmental Services, Inc.
P.O. Box 15004
Wilmington, Delaware
Attention:  David Spacht
Facsimile No.: 302-453-6980
Telephone No.: 302-453-6900

With a copy to:
Artesian Water Company, Inc.
P.O. Box 15004
Wilmington, Delaware
Attention:  Courtney A. Emerson, Esquire
Facsimile No.: 302-453-6980
Telephone No.: 302-453-6900

To Bank:
Citizens Bank, N.A.
919 North Market Street
Suite 800
Wilmington, Delaware 19801
Attention:  Benjamin B. Rogers
Facsimile No.:  302-425-7336
Telephone No.:  302-425-7340

With a copy to:
Troutman Pepper Hamilton Sanders LLP
Hercules Plaza, Suite 5100
P.O. Box 1709
Wilmington, Delaware  19801
Attention:  Christopher J. Lamb, Esquire
Facsimile No.:  302-421-8390
Telephone No.:  302-777-6548
Section 8.10. Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.
Section 8.11. Time of Day.  Except as expressly provided otherwise herein, all time of day restrictions imposed herein shall be calculated using the local time in Wilmington, Delaware.
Section 8.12. Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 8.13. Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.
Section 8.14. Consent to Jurisdiction and Service of Process.  Borrower hereby consents to the exclusive jurisdiction of any state or federal court located within the District of Delaware, and irrevocably agree that, subject to the Bank’s election, all actions or proceedings relating to the Credit Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court.  Nothing contained in this Section 8.14 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.
Section 8.15. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT.
Section 8.16. ADDITIONAL WAIVERS; LIMITATIONS.
8.16.1. IN CONNECTION WITH ANY PROCEEDINGS UNDER THE CREDIT DOCUMENTS, INCLUDING WITHOUT LIMITATION ANY ACTION BY BANK IN REPLEVIN, FORECLOSURE OR OTHER COURT PROCESS OR IN CONNECTION WITH ANY OTHER ACTION RELATED TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, BORROWER WAIVES:
(a) ALL PROCEDURAL ERRORS, DEFECTS AND IMPERFECTIONS IN SUCH PROCEEDINGS;
(b) ALL BENEFITS UNDER ANY PRESENT OR FUTURE LAWS EXEMPTING ANY PROPERTY, REAL OR PERSONAL, OR ANY PART OF ANY PROCEEDS THEREOF FROM ATTACHMENT, LEVY OR SALE UNDER EXECUTION, OR PROVIDING FOR ANY STAY OF EXECUTION TO BE ISSUED ON ANY JUDGMENT RECOVERED UNDER ANY OF THE CREDIT DOCUMENTS OR IN ANY REPLEVIN OR FORECLOSURE PROCEEDING, OR OTHERWISE PROVIDING FOR ANY VALUATION, APPRAISAL OR EXEMPTION;
(c) PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF DEMAND, NOTICE OF NON‑PAYMENT, PROTEST AND NOTICE OF PROTEST OF ANY OF THE CREDIT DOCUMENTS, INCLUDING THE NOTE; AND
(d) ALL RIGHTS TO CLAIM OR RECOVER ATTORNEY’S FEES AND COSTS IN THE EVENT THAT BORROWER IS SUCCESSFUL IN ANY ACTION TO REMOVE OR SUSPEND A JUDGMENT ENTERED BY CONFESSION.
8.16.2. FORBEARANCE.  BANK MAY RELEASE, COMPROMISE, FORBEAR WITH RESPECT TO, WAIVE, SUSPEND, EXTEND OR RENEW ANY OF THE TERMS OF THE CREDIT DOCUMENTS, UPON FIVE (5) DAYS NOTICE TO BORROWER.
8.16.3. LIMITATION ON LIABILITY.  BORROWER SHALL BE RESPONSIBLE FOR AND BANK IS HEREBY RELEASED FROM ANY CLAIM OR LIABILITY IN CONNECTION WITH:
(a) SAFEKEEPING ANY PROPERTY (EXCEPT FOR PROPERTY IN BANK’S POSSESSION);
(b) ANY LOSS OR DAMAGE TO ANY PROPERTY (EXCEPT FOR PROPERTY IN BANK’S POSSESSION);
(c) ANY DIMINUTION IN VALUE OF THE PROPERTY; OR
(d) ANY ACT OR DEFAULT OF ANOTHER PERSON.
BANK SHALL ONLY BE LIABLE FOR ANY ACT OR OMISSION ON ITS PART CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE EVENT BORROWER BRINGS SUIT AGAINST BANK IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER AND BANK IS FOUND NOT TO BE LIABLE, BORROWER WILL INDEMNIFY AND HOLD BANK HARMLESS FROM ALL COSTS AND EXPENSES, INCLUDING ATTORNEY FEES AND COSTS, INCURRED BY BANK IN CONNECTION WITH SUCH SUIT. THIS AGREEMENT IS NOT INTENDED TO OBLIGATE BANK TO TAKE ANY ACTION WITH RESPECT TO THE COLLATERAL OR TO INCUR EXPENSES OR PERFORM ANY OBLIGATION OR DUTY OF BORROWER.
Section 8.17. ACKNOWLEDGMENTS.  BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTION 8.16, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL AND ADDITIONAL WAIVERS HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.
Section 8.18. Confidential Information.  Borrower acknowledges that (i) participations and assignments by Bank and (ii) statutes, regulations and lawful orders of any court or governmental entity having jurisdiction over the parties hereto, may require that certain confidential information be released to third parties.  Bank shall use reasonable efforts to limit the distribution of such confidential information to such third parties and their respective employees and agents.  Prior to any participation of the Line of Credit by Bank, Bank shall provide notice to Borrower of the distribution of such confidential information to any such participants.  Prior to providing confidential information to any Person, Bank shall make reasonable efforts to provide notice to Borrower of provision of such information.  Borrower acknowledges that Bank will not be responsible to Borrower for the actions of third parties because of their disclosure or misuse of the information given to them.
Section 8.19. U.S. Patriot Act/OFAC Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who establishes a formal relationship with such institution.  Therefore, when Borrower enter into this business relationship with Bank, Bank will ask Borrower or their officers or owners their name, address, date of birth (for individuals) and other pertinent information that will allow Bank to identify Borrower.  Bank may also ask to see Borrowers’ organizational documents or other identifying information.
Section 8.20. Amendment and Restatement.  This Agreement amends and restates, in its entirety, the Existing Credit Agreement.
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IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.
BANK:

CITIZENS BANK, N.A.
By:___________________________(SEAL)
Benjamin B. Rogers
Vice President

BORROWER:

ATTEST: ARTESIAN WATER COMPANY, INC.

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer
STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Water Company, Inc., being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.

ATTEST: ARTESIAN RESOURCES CORPORATION

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer
STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Resources Corporation, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.
ATTEST: ARTESIAN WATER PENNSYLVANIA, INC.

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer

STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Water Pennsylvania, Inc., being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.

ATTEST: ARTESIAN WATER MARYLAND, INC.

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer
STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Water Maryland, Inc., being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.

ATTEST:	ARTESIAN WASTEWATER MANAGEMENT, INC.

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer
STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Wastewater Management, Inc., being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.

ATTEST: ARTESIAN WASTEWATER MARYLAND, INC.

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer
STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Wastewater Maryland, Inc. by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.

ATTEST: ARTESIAN UTILITY DEVELOPMENT, INC.

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer
STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Utility Development, Inc., being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

        Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.

ATTEST: ARTESIAN DEVELOPMENT CORPORATION

___________________________ By:___________________________(SEAL)
Dian C. Taylor
Chief Executive Officer

STATE OF DELAWARE )
)  ss.
COUNTY OF NEW CASTLE )
On this, the 20th day of May, 2022, before me, a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Artesian Development Corporation, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Expiration Date:

IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed and delivered this Agreement under seal the day and year first above written.
ATTEST:	TIDEWATER ENVIRONMENTAL SERVICES, INC.
________________________________	By: _______________________________ Dian C. Taylor Chief Executive Officer
STATE OF DELAWARE )
 ) ss.
COUNTY OF NEW CASTLE )
On this the 20th day of May, 2022, before me a Notary Public, the undersigned officer, personally appeared Dian C. Taylor, who acknowledged herself to be the Chief Executive Officer of Tidewater Environmental Services, Inc., being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.
_________________________________
NOTARY PUBLIC
Notary Expiration Date: _________________

EXHIBIT A
Notice of Borrowing

_________________________
_________________________
_________________________
[date]
Citizens Bank, N.A.
919 N. Market Street
Suite 800
Wilmington, Delaware 19801
RE: Notice of Borrowing
Gentlemen:
Pursuant to the terms of an Amended and Restated Demand Line of Credit Agreement dated as of May 20, 2022 (“Credit Agreement”), we hereby request you to make an advance in the amount of $ .
This notice constitutes a reaffirmation by the undersigned that the representations and warranties in the Credit Agreement are true, correct and accurate in all material respects and a certification by the undersigned that it is in compliance with the Credit Agreement and no Material Adverse Effect has occurred.

Very truly yours, __________________________ By: Name: Authorized Representative

SCHEDULE 3.14.5
Unfunded Liabilities

Post-Retirement Benefit Plan